AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 1999
                                                     REGISTRATION NO. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            -----------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                            -----------------------

                          DISPLAY TECHNOLOGIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          NEVADA                               3993                    38-2286268
(STATE OR OTHER JURISDICTION OF    (Primary Standard Industrial      (I.R.S. Employer
incorporation or organization)     Classification Code Number)     Identification Number)

            5029 Edgewater Drive, Orlando, FL 32810 (407) 521-7477
--------------------------------------------------------------------------------
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                             REGISTRANT'S OFFICE)

                              J. William Brandner
            5029 Edgewater Drive, Orlando, FL 32810 (407) 521-7477
--------------------------------------------------------------------------------
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                          Copies or communication to:

                              Marshall S. Harris
                          Display Technologies, Inc.
           5029 Edgewater Drive, Orlando, FL 32810   (407) 521-7477

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [_] _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [_] _______________

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
                                                  Proposed Maximum    Proposed Maximum
  Title of Each Class of      Amount to be         Offering Price         Aggregate         Amount of
    Securities to be           Registered           Per Share/(1)/     Offering Price     Registration
     Registered                                                                               Fee
 -------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value   2,720,021              $6.00           $16,320,126         $4,537/(1)/

--------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the Registration Fee. Calculated pursuant to Rule 457(c), based upon the average of the high and the low sales prices of the Registrant's Common Stock on January 29, 1999, as reported on the Nasdaq SmallCap Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                    SUBJECT TO COMPLETION DATED FEBRUARY 3, 1999

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE REGISTERING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         [LOGO OF DISPLAY TECHNOLOGIES, INC. APPEARS HERE]


                         DISPLAY TECHNOLOGIES, INC.
                          5029 Edgewater Drive
                            Orlando, Florida 32810


Display Technologies, Inc., through its subsidiaries, designs, manufactures, installs and services hi-tech electronic computer driven video displays, message centers, scoreboards and business identity signs, and also manufactures a line of compressed air filter products.


                       2,720,021 SHARES OF COMMON STOCK

The Offering                                      Per Share        Total
------------                                      ---------        -----
Public offering price....................             $6.00     $16,320,126
Proceeds, before expenses,
     to the Registering Securityholders..              6.00      16,320,126

Certain of the shareholders named under "Registering Securityholders" have advised us that they presently intend to offer for sale 411,401 shares of Common Stock covered by this Prospectus. Display Technologies, Inc. f/k/a La-Man Corporation (the "Company") will not receive any of the proceeds from the sale of such shares. We will receive proceeds from the exercise of options and warrants underlying certain of the shares.

The Common Stock covered by this Prospectus may be offered by the Registering Securityholders on the Nasdaq SmallCap Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.


                   TRADING SYMBOLS -- NASDAQ SMALLCAP MARKET
                             COMMON STOCK -  DTEK
                   REDEEMABLE COMMON STOCK WARRANTS - DTEKW

     On January 29, 1999, the last reported sale price for the Common Stock was
                               $6.00 per share.

CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                       PROSPECTUS DATED FEBRUARY 3, 1999

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION CONTAINED IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.



                       2,720,021 Shares of Common Stock
                          (Par Value $.001 per share)


                          DISPLAY TECHNOLOGIES, INC.


                           ========================
                                  PROSPECTUS
                           ========================


                               TABLE OF CONTENTS

Operating Subsidiaries of Display Technologies, Inc.....................    1
Available Information...................................................    1
Incorporation by Reference..............................................    1
Forward-Looking Statements; Certain Defined Terms.......................    2
Prospectus Summary......................................................    3
Risk Factors............................................................    4
The Offering............................................................   10
Use of Proceeds.........................................................   10
Registering Securityholders.............................................   11
Plan of Distribution....................................................   14
The Company.............................................................   14
Description of Capital Stock............................................   18
Legal Matters...........................................................   19
Experts.................................................................   19

             OPERATING SUBSIDIARIES OF DISPLAY TECHNOLOGIES, INC.


AD ART ELECTRONIC SIGN CORPORATION           J.M. STEWART INDUSTRIES, INC.
3133 North Ad Art Road                       1705 Cattlemen Road, Unit S15
Stockton, CA  95215                          Sarasota, Fl. 34232

CERTIFIED MAINTENANCE SERVICE, INC.          J.M. STEWART MANUFACTURING, INC.
365 Oak Place                                2201Cantu Court, Suite 217
Port Orange, FL 32127                        Sarasota, FL 34232

DON BELL INDUSTRIES, INC.                    LA-MAN CORPORATION
365 Oak Place                                700 Glades Court
Port Orange, FL 32127                        Port Orange, FL  32127

J.M. STEWART CORPORATION
2201Cantu Court, Suite 217
Sarasota, FL 34232


                             AVAILABLE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

     The Company has filed a Registration Statement on Form S-3 with the SEC. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. References made in this Prospectus to any contract or other document of the Company, are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement at the SEC's public reference room in Washington, D.C.

                          INCORPORATION BY REFERENCE

     The following documents or information filed by the Company with the SEC are incorporated in this Prospectus by reference:

     (a)  Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998;

     (b)  Proxy Statement on Schedule 14A as filed on September 18, 1998;

     (c) Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998, as amended on January 20, 1999;

     (d)  Current Report on Form 8-K as filed on December 7, 1998; and

     (e)  Current Report on Form 8-K as filed on January 15, 1999.

     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus are to be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the respective dates they are filed. In the case of a conflict, statements in documents most recently filed with the SEC should be relied upon.

     We will send you, without charge, on your written or oral request, a copy of any or all of the information incorporated by reference in this Prospectus (other than exhibits not specifically incorporated into such documents). Requests for such copies should be directed to Marshall S. Harris, General Counsel, Vice President and Secretary, Display Technologies, Inc., 5029 Edgewater Drive, Orlando, Florida 32810.

               FORWARD-LOOKING STATEMENTS; CERTAIN DEFINED TERMS

     Certain statements incorporated by reference or made in this Prospectus under the captions "Prospectus Summary," "Risk Factors," and "Business" and elsewhere in this Prospectus are "forward-looking statements" within the meaning of the private Securities Litigation Reform Act of 1995. These statements are subject to the safe harbor provisions of that act. The statements include, without limitation, future statements about the competitiveness of the signage and filter industries, the future availability and prices of certain materials, potential regulatory obligations and the Company's strategies and other statements contained herein that are not historical facts. The words "anticipate," "believe," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because such statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in general economic and business conditions (including in the signage and filter industries), actions of competitors, our ability to recover material costs in the pricing of our products, the extent to which we are able to develop new products and markets for our products, the time required for such development, the level of demand for such products, changes in our business strategies and other factors discussed under "Risk Factors."

     As used in this Prospectus, unless the context requires otherwise, (a) the "Company" means Display Technologies, Inc. and its predecessors and consolidated subsidiaries, (b) "Common Stock" means our common stock, $.001 par value per share; (c) "Offering" means the offering of Common Stock contemplated by this Prospectus; (d) "Securities Act" means the Securities Act of 1933; and (e) "Exchange Act" means the Securities Exchange Act of 1934.

                              PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS SOME INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. YOU SHOULD READ THE ENTIRE pROSPECTUS, AND THE DOCUMENTS INCORPORATED BY REFERENCE, CAREFULLY.

THE COMPANY

     We have been in operation since 1979. Until 1994, our sole line of business was the manufacture and sale of a line of filter products used in compressed air equipment. As the result of acquisitions since 1994, our business now consists primarily of the design, manufacture, installation and maintenance of sign displays, primarily outdoor displays. Our products consist of everything from very simple signage in front of a church, school or other institution, to spectacular electronic signs for the sports industry, entertainment complexes, shopping and auto malls, and the like. Our February 1998 acquisition of Ad Art Electronic Sign Corporation tripled the size of our company and gained us entry into the market for higher-technology signs, such as our new LED (light emitting diode) display board which is capable of full live video. All of our business operations are conducted through our subsidiaries. Our commercial display business is conducted by Ad Art and Don Bell Industries, Inc. J.M. Stewart Corporation operates our institutional sign business and our sign maintenance business is operated by Certified Maintenance Service, Inc., as well as Ad Art and Don Bell. La-Man Corporation operates our original compressed air filter business.

REGISTERING SECURITYHOLDERS

     The Registering Securityholders are:

          .    Peter D. Mathews
          .    Terry J. Long
          .    Lou A. Papais
          .    Croft & Bender LLC
          .    Halyx Partners, Inc. d/b/a The Howell Group
          .    Various members of Pacific Consulting Group, Inc.
          .    Renaissance Capital Growth & Income Fund III, Inc.
          .    Renaissance U.S. Growth & Income Trust PLC
          .    Worrell Enterprises, Inc.

     Only 411,379 shares of Common Stock covered by this Prospectus are presently being offered for sale. The holders of the remaining 2,308,642 shares covered by this Prospectus have advised us that they do not presently intend to offer such shares for sale. Of these 2,308,642 shares, 993,566 shares are presently outstanding; the remaining 1,315,086 are issuable upon the exercise of certain options and warrants or the conversion of certain debt instruments.

THE OFFERING

     We will not receive any proceeds from the sale of any of the shares covered by this Prospectus. We will receive $573,052.45 from Mr. Mathews upon the exercise of his option and warrants, and we will receive $181,122 from Worrell upon the exercise of its options. Also, our indebtedness will be reduced by $500,000 upon conversion of the Company's promissory note to Worrell. We also will receive proceeds of warrants and options held by other Registering Securityholders if and when exercised, and our indebtedness to the Renaissance lenders will be reduced or eliminated if and when they exercise their rights to convert their debt instruments into shares of our Common Stock. Proceeds we receive from the exercise of the warrants and options will be used to reduce our indebtedness, for working capital purposes and for acquisitions.

     If and when all of the shares covered by this Prospectus are issued, there
will then be 8,231,714   shares of Common Stock outstanding, assuming no
additional shares are issued in the meantime.

                                 RISK FACTORS

     YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

Market Overhang; Issuance of Additional Shares

     The Company presently has outstanding the following stock options, stock warrants and convertible debt instruments:

     .    Plan options        Options granted under our stock option and stock
                              compensation plans to various present and former employees and non-employee directors to purchase up to an aggregate of 1,916,777 shares of Common
                              Stock. All but 546,000 of such options are presently exerciseable, at prices ranging between $.48 and $5.06 per share.

     .    Underwriter option      Option held by Peter D. Mathews, the successor
                                  to the underwriter of our 1994 offering, to purchase, at the price of $6.85 per unit, 33,887 units, each unit comprised of two shares of Common Stock and two common stock purchase warrants exerciseable at price of $4.75 per warrant.

     .    Consultant options      Options granted to various of our consultants
                                  to purchase up to an aggregate 409,500 shares.
                                  All of the options and warrants are presently exercisable at prices ranging between $1.40 per share and $4.29 per share.

     .    Renaissance warrants    Warrants granted to our Renaissance lenders to
                                  purchase up to an aggregate of 210,000 shares.
                                  These warrants are presently exercisable at the price of $4.11 per share.

     .    Renaissance debentures  $3,500,000 of our 8.75% Convertible Debentures
                                  Due March 2, 2005, held by Renaissance, are presently convertible into up to 774,336 shares at the conversion price of $4.52 per share.

     .    Worrell note            $500,000 Promissory Note Due September 7,
                                  2000, that is presently convertible into up to 115,740 shares at the conversion price of $4.32 per share.

     The shares underlying the underwriter and consultant options, the Renaissance warrants and debentures and the Worrell note and options are included in this Prospectus. Worrell and Mr. Mathews each have advised us that they intend to acquire the shares of Common Stock underlying their instruments and offer such shares for sale under this Prospectus. However, the holders of the consultant options and the Renaissance warrants and debentures have advised us that they do not presently intend to exercise the right to convert their instruments into shares of Common Stock.

     On December 29, 1998, we notified the registered holders of our publicly traded common stock purchase warrants that the Company had elected to exercise its right to redeem the warrants effective January 28, 1999 at the required redemption price of $.07 per warrant. Of the 620,000 warrants originally outstanding, 531,340 of such warrants were exercised prior to the redemption date at the exercise price of $4.32 per warrant, resulting in proceeds to the Company of $2,295,388 and the issuance of 531,340 additional shares of common stock. We intend to use the proceeds from exercise of the warrants to reduce debt, for general working capital purposes, and for acquisitions.

     Over the last six months, the trading volume of the Common Stock has averaged approximately 60,000 shares weekly and there are now several active market makers in the Common Stock. Prior to that time, the relatively small size of the "public float" in the Common Stock and the lack of a sufficient number of active market makers resulted at times in thin and sporadic trading. We can not assure you that the public trading in the Common Stock will be as active in the future as it is at present or that exercise or conversion of our outstanding options, warrants and convertible debt instruments could not adversely affect trading prices of the Common Stock.

MARKET PRICE FLUCTUATIONS

     We have recently experienced significant fluctuations in the market price of our Common Stock and the volume of its trading. In addition, the securities markets from time to time experience significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Economic and other external factors, as well as period-to-period fluctuations in our financial results, may have a significant impact on the market price of the Common Stock.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     Our operating results have historically varied from quarter to quarter and we expect that some variability will continue to occur. In the past, operating results have varied as a result of a number of factors, such as the size and timing of customer orders, seasonality, the timing of the introduction and customer acceptance of new products or product enhancements by our competitors. Other contributing factors have been our introduction of new products, changes in pricing policies by us or our competitors, marketing and promotional expenditures, the timing of acquisitions and changes in general economic conditions.

RISKS IN GROWTH STRATEGY

     Our strategy is to grow by strengthening our presence in our existing markets with existing products and through new product developments, and through acquisitions. In addition, we seek to improve cash flow and profitability through cost efficiencies. Our growth strategy presents risks inherent in assessing the value, strengths and weaknesses of acquisition opportunities, in evaluating the costs of new growth opportunities and in expanding into new products and improving our operating efficiencies. We are unable to predict the number or timing of future acquisition opportunities, or whether any such opportunities will meet our acquisition criteria.

     Likewise, our growth strategy also depends on our ability to achieve cost efficiencies through increasing production automation, improving distribution and enhancing work force productivity. There can be no assurances that we will be able to continue to successfully implement this strategy in the future.

COMPETITION

     Our products compete with those of a number of companies, both larger and smaller than us, and with products based on various forms of technology. In addition, there are several companies whose current products utilize similar technology and who possess the resources to develop more competitive products in the future. There can be no assurance that competitors will not market new products which have perceived advantages over some of our products or which, because of pricing strategies, render some products currently sold by us less marketable or otherwise adversely affect our operating margins. Each of our business segments is characterized by intense competition. Many companies offer or are engaged in the development of products or the provision of services which may be or are competitive with our present or proposed products or services. Some of these companies have substantially greater financial, technical, manufacturing, marketing, distribution and/or other resources than us. There can be no assurance that we will be able to continue to compete successfully with such companies.

YEAR 2000 NONCOMPLIANCE

     Many existing computer programs only use two digits to identify a year in the date field, with the result that data referring to the Year 2000 and subsequent years may be misinterpreted by these programs. If present in computer applications of the Company or its suppliers and not corrected, this problem could cause computer applications to fail or to create erroneous results and could cause a disruption in operations and have an adverse effect on the Company's business and results of operations.

     Over the last few years, we have analyzed and evaluated all internal information technology systems, equipment and operations to ensure their Year 2000 compliance. We have been actively implementing new systems over the last few years, and we believe that all of our major information technology, including that used in certain of our electronic display products, is Year 2000 complaint. Letters of compliance have been requested from each of our vendors and, when the need is identified, we intend to work with our vendors in determining appropriate testing and compliance processes. Expenditures to remediate Year 2000 issues have not been material and we do not reasonably foresee material expenditures related to these issues in the future.

     We do not assess as high the risks to our operations of Year 2000 noncompliance by our vendors, since we have numerous alternate sources of suppliers. However, despite this fact and our efforts to ensure our Year 2000 compliance and that of our vendors, we could potentially experience a disruption in our operations as the result of Year 2000 noncompliance of certain vendors, financial institutions, governmental agencies or other third parties or external systems. Such a disruption could potentially affect various aspects of our business operations, such as the timeliness of completion and delivery of major electronic display products.

ENVIRONMENTAL MATTERS

     Many of our operations are subject to federal, state and local environmental laws and regulations pertaining to air and water quality, storage tanks and the management and disposal of waste at our facilities. To the best of our knowledge, our operations are in material compliance with applicable environmental laws and regulations as currently interpreted. We cannot predict with any certainty whether future events, such as changes unknown to us, may give rise to additional costs that could be material. Furthermore, actions by federal, state and local governments concerning environmental matters could result in laws or regulations that could have a material adverse effect on our financial condition or results of operations.

DEPENDENCE ON KEY PERSONNEL

     We rely, and will continue to rely, on skilled executives and other key employees, including our present officers. We believe we are able to attract and retain management and other personnel, and replace key personnel. However, should that need arise, our inability to attract, retain or replace such personnel could adversely effect our financial condition and operating results.

BUSINESS AND ECONOMIC FACTORS

     The future of the Company, and of our operations, will be subject to a number of business and other factors beyond our control, such as economic slowdowns and increased competition. Unfavorable general economic conditions could adversely affect our operating results. There can be no assurance that the Company would be able to sustain its operations in the event of an economic slowdown for an extended period of time or if general economic conditions in the U.S. and in foreign countries were to significantly deteriorate.

DIVIDENDS

     We have paid 5% dividends in Common Stock the last three fiscal years. We have not paid and do not anticipate paying any cash dividends on the Common Stock in the foreseeable future. We intend instead to retain working capital and earnings for use in our business operations and expansion.

FUTURE ISSUANCES OF STOCK BY THE COMPANY

     The Company has 50,000,000 shares of Common Stock authorized, of which 5,511,693 shares were issued and outstanding on January 25, 1999. We also are authorized to issue up to 50,000,000 shares of preferred stock, par value $.001 per share. No shares of preferred stock are outstanding. The Company has reserved a total of 3,491,151 shares of Common Stock as follows: (a) 2,601,075 shares for issuance upon exercise of outstanding options and warrants; and (b) 890,076 shares for issuance upon exercise of conversion rights under our convertible debt instruments. The remaining 40,997,156 authorized but unissued and unreserved shares of Common Stock, and the 50,000,000 authorized shares of preferred stock, may be issued in certain cases without any action or approval by shareholders. Although we presently have no plans, agreements, or undertakings for the issuance of any shares, or related convertible securities except as disclosed in this Prospectus, any such issuances could be used as a method of discouraging, delaying, or preventing a change in control of the Company or could dilute the public ownership of the Company, and there can be no assurance that we will not issue any such additional shares. A shareholder's pro rata ownership interest in the Company will be reduced to the extent of the exercise of the outstanding warrants and options or the exercise of conversion rights under our convertible debt instruments.

ANTI-TAKEOVER PROVISIONS

     There are certain provisions in our Restated Articles of Incorporation and our debt instruments that could materially affect an attempt to acquire control of the Company. These provisions are as follows:

     .    Restated Articles of Incorporation     Our Restated Articles of
                                                 Incorporation authorize the
                                                 issuance of up to 50,000,000
                                                 shares of preferred stock and
                                                 allow the Board of Directors to
                                                 create one or more series of
                                                 preferred stock and to fix the
                                                 voting rights, dividend rights,
                                                 liquidation rights and other
                                                 rights of such shares. No
                                                 shares of preferred stock are
                                                 presently outstanding, and we
                                                 presently have no agreements or
                                                 plans to do so.

     .    Debt Instruments                       A number of our debt
                                                 instruments permit our lenders
                                                 to accelerate the maturity of
                                                 our indebtedness to them if
                                                 there occur certain changes
                                                 (other than as a result of
                                                 resignations) to the makeup of
                                                 our Board of Directors or a
                                                 person or group obtains a
                                                 specified percentage of our
                                                 outstanding voting shares.
                                                 Also, our debt instruments
                                                 contain other provisions that
                                                 could make it difficult for
                                                 someone to acquire control of
                                                 the Company.

     The discretion of our Board of Directors to authorize the issuance of various series of preferred stock and the provisions in our debt instruments allowing lenders to accelerate the maturity of our indebtedness upon a change in control might discourage an unsolicited attempt to acquire control of the Company by offering shareholders a premium for their shares of Common Stock. However, it is possible that making shares of preferred stock available for issuance could have the effect of increasing the price offered to our shareholders in a tender or exchange offer. Moreover, the Marketplace Rules of The Nasdaq Stock Market, Inc. limit the ability of the Company to issue shares of preferred stock having certain voting rights without the approval of our shareholders.

LEVERAGE

     Our debt to equity ratio as of November 30, 1998 was approximately 1-to-1. Our ability to make scheduled payments of the principal of, or interest on, our debt will depend on our future performance, which is subject, among other things, to economic, financial, competitive and other factors beyond our control.

                                 THE OFFERING


Common Stock registered...................        2,720,021 shares

Common Stock presently offered............        411,401 shares

Total shares outstanding as of
January 25, 1999/(1)/.....................        5,511,693 shares

Registering Securityholders...............        See "Registering
                                                  Securityholders" below

Use of proceeds...........................        The Company will not receive
                                                  any proceeds from the
                                                  Offering. See "Use of
                                                  Proceeds" below.

/(1)/ Does not include 2,735,603 shares reserved for issuance under our stock option and stock compensation plans, of which 1,916,777 options were outstanding as of January 25, 1999.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the 411,401 shares of Common Stock presently offered under this Prospectus or the sale of the remaining, 2,308,620 shares if and when they are offered for sale. The Company will receive from Peter D. Mathews proceeds of $573,052.45 upon the exercise by Mr. Mathews of certain options and warrants, and the Company will receive proceeds of $181,122 from Worrell Enterprises, Inc. upon its exercise of certain options. These proceeds will be used to reduce debt, for general working capital purposes, and for acquisitions. The Company's indebtedness will be reduced by $500,000 upon conversion by Worrell of the Company's convertible note in that amount to Worrell.

                          REGISTERING SECURITYHOLDERS

     The Company has agreed with the Registering Securityholders identified below to register all 2,577,641 shares of Common Stock covered by this Prospectus. However, only Messrs. Pete Mathews and Lou Papais, and Worrell Enterprises, Inc. are presently offering shares for sale under this Prospectus. The other Registering Securityholders have advised us that they do not intend to offer their shares for sale or exercise their options or warrants, or convert their convertible debt instrument, at this time.

     The following table sets forth certain information regarding the Registering Securityholders' beneficial ownership of Common Stock as of January 25, 1999. The table assumes the exercise of all options held by them that are exerciseable within 60 days of such date, reflects the number of shares presently offered and also reflects the percentage beneficially owned (if more than one percent) after the offered shares are sold.

-----------------------------------------------------------------------------------------------------------------------
                                                            SHARES BENEFICIALLY       SHARES      SHARES      % AFTER
NAME OF REGISTERING SECURITYHOLDER                                 OWNED            REGISTERED    OFFERED     OFFERING
-----------------------------------------------------------------------------------------------------------------------
Peter D. Mathews                                               143,548                143,548        143,548
-----------------------------------------------------------------------------------------------------------------------
Lou A. Papais                                                  680,400                680,400        100,000      9.9%
-----------------------------------------------------------------------------------------------------------------------
Terry J. Long                                                  275,100                170,100              0      4.6%
-----------------------------------------------------------------------------------------------------------------------
Croft & Bender LLC                                              78,750                 78,750              0      1.3%
-----------------------------------------------------------------------------------------------------------------------
Halyx Partners, Inc. d/b/a The Howell Group                    110,250                110,250              0      1.9%
-----------------------------------------------------------------------------------------------------------------------
Pacific Consulting Group, Inc. Principals or Employees
     Falcon Consulting Company
     Trout Trading Company, Inc.                                14,000                 14,000              0
     J. Scott Liolios                                           52,375                 52,375              0
     Chris Rosgen                                               52,375                 52,375              0
     Nevine Safyurtlu                                           18,000                 18,000              0
                                                                 5,000                  5,000              0
-----------------------------------------------------------------------------------------------------------------------
Renaissance Capital Growth & Income Fund III, Inc.             613,696                613,696              0     10.4%
-----------------------------------------------------------------------------------------------------------------------
Renaissance U.S. Growth & Income Trust PLC                     613,696                613,696              0     10.4%
-----------------------------------------------------------------------------------------------------------------------
Worrell Enterprises, Inc.                                      534,723                167,831        167,831      6.2%
----------------------------------------------------------------------------------------------------------------------

    Mr. Mathews is a former principal of Mathews, Holmquist and Associates, Inc., which acted as the underwriter of the Company's 1994 public offering of Common Stock and Common Stock purchase warrants. Part of the consideration paid to the underwriter for that offering was comprised of options to purchase 71,774 shares of Common Stock and 71,774 Common Stock purchase warrants. Each of the warrants entitles Mr. Mathews to purchase one share of Common Stock at the exercise price of $4.75 per warrant. Mr. Mathews was assigned all rights to the unit purchase option by the trustee in bankruptcy for his former underwriting firm, which assignment was approved by the U.S. Bankruptcy Court, District of Minnesota. Incident to entering into an amendment extending the expiration date of the option, Mr.

Mathews paid the Company $13,700 in partial exercise of the option, upon which he received 4,000 shares of Common Stock and 4,000 warrants. Mr. Mathews has advised the Company that he intends to fully exercise the remainder of the unit purchase option and all of his warrants, which will provide additional total proceeds to the Company of $573,052.45.

    Lou A. Papais and Terry J. Long are former shareholders of Electronic Sign Corporation, the predecessor by merger to the Company's subsidiary, Ad Art Electronic Sign Corporation. They are registering all of the shares of Common Stock they acquired as part of the merger. However, Mr. Papais has advised the Company that he intends to presently offer for sale only 100,000 of such shares and Mr. Long has advised us that he does not intend to offer any of his shares for sale at present. Mr. Papais is party to a consulting agreement with the Company and Ad Art. Under the terms of the consulting agreement, Mr. Papais is required to devote three days per week to consulting with Ad Art management on its electronic sign products through February 18, 2001. As consideration for his consulting services, Mr. Papais receives an annual consulting fee of $100,000 payable in equal monthly installments. Mr. Long is President of Ad Art. He has a three-year employment agreement with Ad Art providing for a $175,000 annual salary and incentive bonus, and also holds options for 105,000 shares of Common Stock exerciseable at the price of $3.84.

    Croft & Bender, LLC provided various consulting services to the Company in connection with the acquisition of Ad Art in February 1998. In consideration of these consulting services, Croft & Bender, LLC was granted warrants to purchase up to 78,750 shares of Common Stock at the exercise price of $4.11 per share.

    Halyx Partners, Inc. d/b/a The Howell Group has an agreement with the Company under which it provides various investor public relations services to us. The shares being registered for this Registering Securityholder are issuable upon exercise of the following options granted to it for the consulting services: (a) options to purchase 55,125 shares of Common Stock at the exercise price of $1.40 per share expiring March 17, 2001; and (b) options to purchase 55,125 shares of Common Stock at the exercise price of $2.50 per share expiring August 28, 2001. The Howell Group has advised us that it does not presently intend to exercise the options and, accordingly, is not presently offering the underlying shares.

    Falcon Consulting Company, Trout Trading Company, Inc., J. Scott Liolios, Chris Rosgen and Nevine Safyurtlu are principals or employees of Pacific Consulting Group, Inc. Pacific provides various financial public relations consulting services to the Company. In consideration of these consulting services, Pacific was granted the following options, which it has assigned to the named principals and employees in the amounts described in the above table:
(a) options for 78,750 shares of Common Stock at the exercise price of $3.10 per share; (b) options for 31,500 shares of Common Stock at the exercise price of $3.57 per share; and (c) options for 31,500 shares of Common Stock at the exercise price of $4.29 per share. The Pacific options expire on August 28,
2001.   Pacific has advised us that none of the
named principals or employees presently plans to exercise any of the options and, accordingly, the underlying shares are not presently being offered for sale.

    Renaissance Capital Growth & Income Fund III, Inc. and Renaissance U.S. Growth Income & Trust PLC provided the financing for the Company's acquisition of Ad Art in February 1998. In exchange for the financing, each of the Renaissance lenders received the following consideration: (a) 121,528 shares of Common Stock; (b) a $1,750,000 convertible debenture convertible into shares of Common Stock at the present conversion price of $4.52 per share; and (c) warrants to purchase up to 105,000 shares of Common Stock at the present exercise price of $4.11 per share. The Renaissance lenders have advised the Company that they do not presently intend to exercise their warrants or their conversion rights under the debentures and, accordingly, are not presently offering any of the underlying shares of Common Stock for sale. The Company has the right to redeem the Renaissance convertible debentures at 101% of par if the closing bid price for the Common Stock averages at least $8.23 for 20 consecutive trading days, the average daily trading volume for 45 consecutive trading days prior to the redemption notice is not less that 30,000 shares, and the Company has previously filed a registration statement covering the shares underlying conversion of the debentures and such registration statement has been declared effective.

    The $500,000 convertible note held by Worrell Enterprises, Inc. was issued to Worrell as part of the consideration for the Company's acquisition of Don Bell Industries, Inc. in September 1995. The note is presently convertible into 115,740 shares of Common Stock at the conversion price of $4.32 per share. Worrell also holds the following options granted to Worrell in consideration of the services of Messrs. Edwin M. Freakley and Robert M. Smither, Jr. as non-employee directors of the Company: (a) options to purchase 4,631 shares of Common Stock at the exercise price of $.91 per share; (b) options to purchase 4,410 shares at the exercise price of $2.17 per share ; (c) options to purchase 22,050 shares at the exercise price of $2.77 per share; and (d) options to purchase 21,000 shares at the exercise price of $5.06 per share. Worrell has advised the Company that it intends to exercise the options and its conversion rights under the note. Accordingly, Worrell is offering all of such 167,831 shares of Common Stock for sale under this Prospectus.

    The Company is registering the shares of Common Stock underlying Mr. Mathews' option and warrants as the result of his exercise of certain demand registration rights granted in connection with the option. The Company has agreed to register the remaining shares covered by this Prospectus as the result of the exercise by the Registering Securityholders of various piggyback registration rights. Substantially all of the expenses of the preparation of the registration statement are being paid by the Company.

                             PLAN OF DISTRIBUTION

    The shares of Common Stock being offered by certain Registering Securityholders under this Prospectus may be offered and sold from time to time as market conditions permit on the Nasdaq SmallCap Market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Such shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. Brokers or dealers engaged by the Registering Securityholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Registering Securityholders in amounts to be negotiated. Participating brokers and dealers may be deemed to be "Underwriters" within the meaning of the Securities Act in connection with such sales.

    To comply with certain state securities laws, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold or offered unless they have been registered or qualified for sale in such states or an exception for registration or qualification is available and is complied with.

                                  THE COMPANY

GENERAL

    Display Technologies, Inc. has been in operation since 1979. Until January 1994, our sole line of business consisted of the manufacture and sale of various filter products for compressed air equipment. We entered the business of manufacturing and selling signs to schools, churches and other institutions in January 1994 and entered the electronic and custom sign business in September 1995. Today, our main business is the design, manufacture, installation and display of signs and other displays, primarily outdoor displays. Our products range from very simple signs in front of schools, churches and other institutions to very large, spectacular LED (light emitting diode) and other electronic displays for the sports industry, theme parks and other entertainment complexes, shopping complexes and the like. Our February 1998 acquisition of Ad Art Electronic Sign Corporation provided for our entry into the market for higher-technology displays. We produce custom-designed signage and display products that enhance image and location awareness. Our products vary from back-lit identification signs for institutions and small businesses to large, electronic full-color video displays for the sports and entertainment industries. They communicate visual messages, which can be product or service advertisements, as well as identification, directional, inspirational, instructional and simple entertainment messages.

    Our February 1998 acquisition of Ad Art approximately tripled the size of our company and gained us entry into international markets. As a result, we are now one of the 10 largest companies in the $4.6 billion electronic sign industry.

    Our newest LED product is capable of full-live video. We recently completed a four-sided video replay board at the University of Houston's indoor arena and have installed or are installing video boards in convention centers, auto malls, shopping centers and a cathedral in Las Angeles, California. We have also installed video boards in Moscow, Siberia, the Middle East, Mexico, South America and Central America.

    Our corporate headquarters are located at 5029 Edgewater Drive, Orlando, Florida. All of our business operations are conducted through our subsidiaries.

OPERATING SUBSIDIARIES

    Ad Art Electronic Sign Corporation, acquired in February 1998, designs and
    ----------------------------------
manufactures high quality electronic message centers and video display boards with sophisticated animation, instant replay and live video capabilities. Ad Art, a California-based firm, is a major manufacturer of traditional and electronic signage across a broad range of industries and countries. Aesthetically pleasing, durable, and economical, Ad Art display products are being utilized worldwide in casinos, stadiums, restaurants, banks, auto malls and retail establishments.

    Ad Art is a recognized leader in state-of-the-art electronic video display boards, which are found in some of the world's largest sports stadiums, casinos, airports, theaters, auto malls, churches, shopping centers, convention centers and other businesses, including:

          .    Hiram Bithorn Stadium in San Juan, Puerto Rico;

          .    Atanasio Girardot Stadium in Medellin, Colombia;

          .    Chelsea Football Stadium in London;

          .    Stanford University in Palo Alto ,California;

          .    The University of Houston, Texas;

          . the Rio, Circus Circus, Monte Carlo, the Bellagio and Excalibur in Las Vegas;

          . and in Times Square, Mexico, the Philippines and many other countries.

     These systems have the ability to display full colors and project live video images. The systems use light emitting diodes (LED) rather than cathode ray tubes (T.V.), substantially lowering the cost of acquisition and ownership and are rated at 50,000 hours of life. The displays can be used for indoor and outdoor applications and are louvered so that they are clear and bright in direct sunlight. Operation of these displays is controlled by super pentium computers.

     Ad Art is the recognized leader in the design, manufacture and installation of spectacular signs as typically viewed in Las Vegas, Nevada. Currently the gaming market is expanding rapidly in Atlantic City, along the Mississippi and on Native American lands nationally. Historically, Ad Art's core business has been selling to and servicing its well established regional and national accounts in five broad customer categories: banks, fast food, merchants, oil companies, and entertainment. Ad Art signs, for market leaders like Wells Fargo Bank, McDonald's, Federal Express, Blockbuster Video, Pizza Hut, Auto Zone, Office Depot, Texaco, Planet Hollywood, The Disney Store and many others, can be seen on virtually any street corner throughout the U.S. and Canada. The reason each of these $1,000,000+ accounts relies on Ad Art is its superior creative services, combined with super-bright displays, quality of manufacture and competitive pricing.

     Don Bell Industries, Inc., acquired in 1995, specializes in the design and
     -------------------------
manufacture of custom-designed corporate identification systems and electronic message centers for commercial clients. These include shopping malls, speedways, theme parks, vacation destinations and other facilities with a themed image. In fiscal 1997, DBI provided 36% of consolidated sales.

     DBI's customer base is comprised of the theme park, food service and retailing industries. Our customers include, among others:

          .    Disney

          .    Walgreens

          .    Hard Rock Cafe

          .    Las Vegas, Daytona and Atlanta Motor Speedways

          .    Sea World

          .    Universal Studios

          .    Public Storage

          .    Hess Oil

          .    Walmart

          .    Denny's

     J.M. Stewart Corporation, acquired in 1994, produces signs for churches and
     ------------------------
schools. Recently, Stewart broadened its marketing strategy to include U.S. military and other government installations worldwide, nursing homes, and civic organizations such as volunteer fire departments and social clubs. Stewart's reputation for quality and integrity has enabled it to become a joint venture partner with the Sunday School Board of the Southern Baptist Convention, Cokesbury (Methodist; Presbyterian and others), the Gospel Publishing House (Assemblies of God), Randall House Publishing of the Free Will Baptist Church, the Church Growth Institute and several others. Under these joint venture agreements, the denomination endorses Stewart to market signs to local congregations, with Stewart remitting a percentage of sales in the form of commissions to the parent body.

     Stewart obtains other sales leads by participation in conventions of church, school and governmental/military personnel and direct mail advertising. It follows up on sales leads by telephone, mail and other electronic communications. This allows Stewart's highly trained personnel to penetrate nationwide and worldwide markets from one centralized location.

     Each sign is accompanied by a 20-year comprehensive warranty that is indicative of Stewart's confidence in the quality and long life of its products,. Warranty claims have historically been di mininus. Stewart is the leader in its niche markets and is currently producing sales of as many as 200 signs each month.

     Certified Maintenance Services, Inc., acquired in 1997, expanded our
     ------------------------------------
maintenance and service business, which services indoor and outdoor signage and lighting. The installation and service department of Don Bell was combined with Certified to form a single service division. The combined entities now have nationwide capabilities through a network of subcontractors and a fleet of 31 service trucks in Tampa, Orlando and Port Orange, Florida; Las Vegas, Nevada, and Atlanta, Georgia.

     La-Man Corporation operates our original business, filtration products.
     ------------------
Compressed air free of contaminants is required in a host of applications.
Users include dental offices and clinics, hospitals, bakeries, spray painters, sandblasters, oil drillers, staplers, nailers, air doors, injection molders and even atomic energy plants, among many others. The product size varies from a one pound unit for small applications such as dental and medical offices to a 300 pound unit for heavy industrial applications. La-Man currently manufactures 10 sizes of the Extractor/Dryer(R).

     Although the filtration segment provided only 5% of fiscal 1998 revenues, it contributed 20% of operating profits. Our filter products reduce or eliminate water and other foreign contaminants from compressed air lines. An air tool lubricator is sold as a companion or stand-alone product.

     Essentially flat sales in the division for the three years prior to 1998 reflected an insufficient emphasis on marketing, other than limited advertising and trade show appearances. In early 1997, a more aggressive marketing program was instituted, including reorganization of sales and marketing, the addition of field representatives, increased advertising to end users and increased trade show exhibits. In addition, La-Man company instituted an active program to recruit new distributors. Management expects this new marketing strategy to increase sales in the future.

YEAR 2000 COMPLIANCE

     We have addressed Year 2000 issues in all of our major accounting and production computer systems, as have our vendors who supply us with software packages. We have also addressed Y2K issues with our various suppliers as to the status of their compliance efforts. Generally, we are being advised that our suppliers are or will become compliant on a timely basis; however, any problems of vender noncompliance are mitigated by access to a large number of alternate supply sources.

                         DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, each having the par value of $.001 per share. As of January 25, 1999, 5,511,693 shares of Common Stock were outstanding and no shares of preferred stock were outstanding.

COMMON STOCK

     Our Restated Articles of Incorporation provide that each share of Common Stock entitles its holder to one vote on all matters on which shareholders are entitled to vote. Holders of Common Stock are entitled to receive dividends if and when declared by our Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the Company. Holders of Common Stock do not have preemptive or conversion rights, or cumulative voting rights.

PREFERRED STOCK

     No shares of preferred stock have been issued. The Board of Directors, without further shareholder action, is authorized to issue all 50,000,000 shares of preferred stock and establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preferences and all other preferences and rights of any series of preferred stock authorized by the Board of Directors. However, the Marketplace Rules of The Nasdaq Stock Market, Inc., limit the ability of the Board of Directors to authorize the issuance of shares of preferred stock having certain voting rights without the prior written approval of holders of a majority of the outstanding shares of Common Stock.

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for the Company by its General Counsel, Marshall S. Harris. Mr. Harris also serves as a Vice President and Secretary of the Company and has a three-year employment agreement under which he receives an annual salary of $175,000 and is entitled to incentive compensation. Mr. Harris also owns, through a self-directed IRA, 11,576 shares of Common Stock and holds options to purchase 78,150 shares at the price of $3.39, which are not presently exerciseable.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in this Prospectus and Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with this offering are as follows:

          SEC Registration                 $4,703.35
          Legal Fees and Expenses*            500.00
          Accounting Fees and Expenses*     1,000.00
          Miscellaneous                     1,000.00
               TOTAL                       $6,203.35
                                           =========

     * Indicates expenses that have been estimated for the purpose of filing.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Subsection 1 of Section 78.751 of the Nevada General Corporation Law (the "Nevada Law") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful.

     Subsection 2 of Section 78.751 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 78.751 further provides that to the extent a director or officer of a corporation has been unsuccessful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 78.751 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification, unless ordered by the court or for the advancement of certain expenses, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

     Sections 78.752 of the Nevada Law empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under
Section 78.151.

     The Articles of Incorporation and Bylaws of the Registrant provide for indemnification or its officers and directors, substantially identical in scope to that permitted under Section 78.151 of the Nevada Law. The Bylaws provide that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by the Registrant.

ITEM 16.  EXHIBITS.

Exhibit
Number    Title of Exhibit
------    ----------------

  4.3     Form of Representative's Unit Purchase Option (as revised)22/
                                                                    --

  4.14 8% Convertible Note of Registrant, dated September 7, 1995, in principal amount of $750,000 to Worrell Enterprises, Inc.28/
                                                                   --

  4.16 Convertible Loan Agreement Dated March 2, 1998 by and between Registrant and Renaissance Capital Growth & Income Fund III, Inc., Renaissance US Growth & Income Trust PLC and Renaissance Capital Group, Inc.36/
                     --

  4.17 8.75% Convertible Debenture Due March 2, 2005 issued to Renaissance Capital Growth & Income Fund III, Inc.36/
                                                --

  4.18 8.75% Convertible Debenture Due March 2, 2005 issued to Renaissance US Growth & Income Trust PLC36/
                                   --

  4.19 Stock Purchase Warrant issued to Renaissance Capital Growth & Income Fund III, Inc.36/
                        --
  4.20 Stock Purchase Warrant issued to Renaissance US Growth & Income Trust PLC36/
             --
  4.27 Unit Purchase Option Amendment dated as of January 4, 1999 between Registrant and Peter D. Mathews40/
                                         --

  4.28 Stock Option Agreement dated March 18, 1997 between Registrant and Halyx Partners, Inc. d/b/a The Howell Group

  4.29 Stock Option Agreement dated August 29, 1997 between Registrant and Halyx Partners, Inc. d/b/a The Howell Group

  4.30 Stock Purchase Warrant dated as of March 2, 1998 issued to Croft & Bender LLC by Registrant

  4.31 Stock Option Agreement dated July 1, 1998 between Registrant and Pacific Consulting Group, Inc.

  5.1     Opinion of Marshall S. Harris, General Counsel of the Registrant

 23.1     Consent of BDO Seidman, LLP

 24.1     Power of Attorney

_____________________
22/  Filed as an exhibit to Registrant's Post Effective Amendment No. 4 to
--
     Registration Statement on Form S-1 (Registration No. 33-54230), and incorporated by reference.

28/  Filed as an exhibit to Registrant's Form 8-K dated September 7, 1995 and
--
     filed effective September 22, 1995 (File No. 0-14427), and incorporated by reference.

36/  Filed as an exhibit to Registrant's Form 8-K dated March 2, 1998 and filed
--
     March 12, 1998 (File No. 0-144227), and incorporated by reference.

38/  Filed as an exhibit to Registrant's Form 10-KSB for the period ending June
--
     30, 1998 (File No. 0-14427), and incorporated by reference.

40/  Filed as an exhibit to Registrant's Form 8-K dated December 29, 1998 and
--
     filed January 15, 1999 (File No. 0-144227), and incorporated by reference.

ITEM 7.   UNDERTAKINGS.

A.   Rule 415 Offering
     -----------------

     The undersigned Registrant hereby undertakes:

     (1) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (3) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B.   Indemnification
     ---------------

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

C.   Rule 430A
     ---------

     The undersigned will:

     (1) For determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the small business issuer under rule 424(b) (1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the SEC declared it effective.

     (2) For any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the County of Orange, State of Florida, on the 29th day of January, 1999.


                              DISPLAY TECHNOLOGIES, INC.

                              By:   /s/ J. William Brandner
                                    -----------------------
                                    J. William Brandner
                                    President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Melvin Stewart and J. William Brandner, as each of their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as ful to all intents and purposes as he might and could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on this 29th day of January, 1999.

                              Signature and Title
                              -------------------


     /s/ J. Melvin Stewart                             /s/ Lester Jacobs
---------------------------------------------     -----------------------------
J. Melvin Stewart                                 Lester Jacobs
Chairman of the Board & Director                  Director

     /s/ J. William Brandner                           /s/ Terry J. Long
---------------------------------------------     -----------------------------
J. William Brandner                               Terry J. Long
President, Chief Executive Officer & Director     Director

     /s/ Gary D. Bell                                  /s/ Lou A. Papais
---------------------------------------------     -----------------------------
Gary D. Bell                                      Lou A. Papais
Director                                          Director

     /s/ Edwin M. Freakley                             /s/ William A. Retz
---------------------------------------------     -----------------------------
Edwin M. Freakley                                 William A. Retz
Director                                          Director

    /s/ Thomas N. Grant                                /s/ Robert M. Smither
---------------------------------------------      ----------------------------
Thomas N. Grant                                    Robert M. Smither, Jr.
Director                                           Director

     /s/ Philip Howe Hoard
---------------------------------------------
Philip Howe Hoard
Vice President & Director

EXHIBIT
Number   DESCRIPTION
------   -----------

  4.28 Stock Option Agreement dated March 18, 1997 between Registrant and Halyx Partners, Inc. d/b/a The Howell Group

  4.29 Stock Option Agreement dated August 29, 1997 between Registrant and Halyx Partners, Inc. d/b/a The Howell Group

  4.30 Stock Purchase Warrant dated as of March 2, 1998 issued to Croft & Bender LLC by Registrant

  4.31 Stock Option Agreement dated July 1, 1998 between Registrant and Pacific Consulting Group, Inc.

  5.1    Opinion of Marshall S. Harris, General Counsel of the Registrant

  23.1   Consent of BDO Seidman, LLP

  24.1   Power of Attorney